Exhibit 97
Assets Agreement – Dead Sea Concession

made and entered into on the 27th day of January 2026

Between

Government of Israel on behalf of the State of Israel (the “State”)

Through the Accountant General of the Ministry of Finance

1 Kaplan Street, Jerusalem

On the one hand;

and

ICL Group Ltd. (Company No. 520027830) ("ICL")

17 HaArba’a Street, Tel Aviv

Dead Sea Works Ltd. (Company No. 520019373) ("DSW")

 29 HaNagarim Street, Be'er Sheva

Dead Sea Bromine Company Ltd. (Company No. 520035809) ("Bromine Company")

29 HaNagarim Street, Be'er Sheva

Dead Sea Magnesium Ltd. (Company No. 512248519) ("Magnesium Company")

29 HaNagarim Street, Be'er Sheva

On the other hand;

WHEREAS
as of the date of execution of this Agreement, DSW is the holder of the concession (the “Existing Concession”) as such term is defined in the Dead Sea Concession Law, 5721-1961 (the “Concession Law”), pursuant to the provisions of the Concession Law and the concession deed appended thereto (the “Existing Concession Deed”), under which DSW, Bromine Company and Magnesium Company carry out the activities of the Existing Concession, including holding the assets of the Existing Concession (as defined below);

WHEREAS	pursuant to Section 4 of the Existing Concession Deed, the term of the Existing Concession is until March 31, 2030 (the “Concession Expiry Date”);

WHEREAS
the State intends to allocate a new concession that will enter into effect immediately after the Concession Expiry Date (the “Future Concession”) and that will replace the Existing Concession, and for such purpose the State intends to conduct a competitive, equal and fair process for granting the Future Concession (the “Tender”);

WHEREAS
Section 24 of the Existing Concession Deed provides, inter alia, that on the Concession Expiry Date “all fixed tangible assets belonging to the concession holder shall become the property of the Government and the Government shall pay the concession holder, in consideration for such fixed tangible assets, their depreciated replacement value as of on the termination date. Any other assets of any kind belonging to the concession holder on the termination date shall remain the property of the concession holder”;

WHEREAS	by agreement of the Parties, this Agreement constitutes, inter alia, an agreed implementation of Section 24 of the Existing Concession Deed;

WHEREAS
the State seeks to ensure that the issues associated with the expiry of the concession term and the granting of the next concession will be regulated in an optimal manner, while providing certainty to ICL and the Dead Sea Companies with respect to the value of the Existing Concession assets and the time of receipt of the consideration therefor, and the State also seeks to ensure that until the Concession Expiry Date the Existing Concession activity will continue to be carried out in a manner not materially different from the manner in which it is carried out prior to the execution date of this Agreement, as well as the transfer of the Existing Concession assets in proper condition and fit for immediate use in a similar manner to their use by the existing concession holder, by the future concession holder;

WHEREAS	the Parties seek to regulate the payment by the State to the Dead Sea Companies for the Existing Concession assets and the fulfilment of the Parties’ additional obligations under this Agreement;

WHEREAS
on November 5, 2025, a Memorandum of Understanding was executed between the Government of Israel on the one hand and the Dead Sea Companies and ICL on the other hand (the “MOU”) concerning the matters set out above, in which it was agreed, among other things, that following its signing the Parties will conduct, in accordance with its principles, good-faith discussions with the objective of formulating and agreeing upon a detailed agreement that will anchor the understandings included in the MOU (the “Detailed Agreement”);

WHEREAS	the Parties conducted a dialogue in good faith in accordance with the principles set forth in the MOU and reached the agreements detailed below.

NOW, THEREFORE, it is hereby declared, stipulated and agreed between the Parties as follows:

1.	General

1.1.	The appendices listed below are attached to this Agreement:

1.1.1.	Appendix A – 2025 Investment Procedure;

1.1.2.	Appendix B – List of the Existing Concession Assets as of December 31, 2024;

1.1.3.	Appendix C – Example of the manner of implementation of the payment mechanism;

1.1.4.	Appendix D – Details of the data, information and documents;

1.1.5.	Appendix E – Confidentiality Appendix;

1.1.6.	Appendix F – List of Operational Agreements;

1.1.7.	Appendix G – Format of a report for reporting investments and maintenance in accordance with the provisions of the Investment Procedure.

1.2.	The preamble and the appendices to this Agreement constitute an integral part hereof.

1.3.	The headings in this Agreement are for convenience only and shall not be given weight in the interpretation of this Agreement.

1.4.	Without derogating from other definitions in this Agreement, the following terms in this Agreement shall have the meanings attached thereto, as follows:

1.4.1.	“Future Concession Holder” – the entity that will receive from the State the Future Concession for the extraction of natural resources from the waters of the Dead Sea;

1.4.2.	“Financial Statements” – financial statements prepared in accordance with the generally accepted accounting principles applicable to the Dead Sea Companies;

1.4.3.	"Dollar" – United States Dollar;

1.4.4.
"The State " –including the Government of Israel, and anyone appointed by it or acting on its behalf, including external consultants, and including a tender committee to be established for conducting the Tender;

1.4.5.
“Salt Harvesting Agreement” – the agreement executed between the State and DSW on July 8, 2012, in connection with the salt harvesting project in Pond No. 5, and adopted by the Government by virtue of Government Resolution No. 4060 dated January 1, 2012 titled “Implementation of the permanent protection project in the Dead Sea and its financing and increase of the royalties payable to the State”

1.4.6.	"Investments" - capital investments in the Existing Concession Assets, in accordance with the generally accepted accounting principles applicable to the Dead Sea Companies;

1.4.7.	"Dead Sea Companies" – DSW, the Bromine Company and the Magnesium Company, each separately or together;

1.4.8.	"ICL" – ICL Group Ltd.;

1.4.9.	"Arbitration Law" – the Arbitration Law, 5728-1968;

1.4.10.	"Dead Sea" – as defined in the Existing Concession Deed, and any amendment thereto up to the Concession Expiry Date;

1.4.11.	"Documents" – including documents in digital media;

1.4.12.	"Concession Expiry Date" – as defined in the preamble to this Agreement;

1.4.13.	"2020 Procedure" – the procedure dated March 23, 2020, titled “Process for examining investments of Dead Sea Works Ltd. from 2020 until the end of the Concession term”;

1.4.14.
"Work Procedure" – a document defining the working methods, performance processes, and decision-making methods in the company, including professional manuals, used for operating the Existing Concession Assets;

1.4.15.	"Damage" – as defined in the Torts Ordinance, of any kind and type, directly or indirectly;

1.4.16.	"Existing Concession Assets" – as defined in Section 3.1 below;

1.4.17.	"Fixed Assets" – in accordance with the generally accepted accounting principles applicable to the Dead Sea Companies;

1.4.18.	"Concession Area" – the concession area as determined in the Existing Concession Deed;

1.4.19.	"Existing Concession Deed" – as defined in the preamble to this Agreement;

1.5.	Subject to the foregoing, all terms in this Agreement shall have the meaning given to them in the Existing Concession Deed, unless expressly stated otherwise below.

2.	Representations, Approvals and General Undertakings

2.1.
The Parties hereby represent, confirm and undertake that: (a) this Agreement has been duly approved by all authorized bodies and, upon its execution, shall bind the Parties in all respects; (b) no third party consent is required for this Agreement and its performance; and (c) there is no impediment under any law or agreement to either Party entering into this Agreement and fully and timely performing its obligations hereunder.

2.2.
It is agreed between the Parties that nothing in this Agreement derogates from the responsibility of the Future Concession Holder to be prepared to receive the assets, information, systems and other rights and obligations transferred to it pursuant to this Agreement, and in accordance with its provisions, at the expense of the Future Concession Holder.

3.	Transfer of Existing Concession Assets

3.1.
On the Concession Expiry Date, all Existing Concession Assets, as detailed in Section 3.2 below, which, according to the representation of the Dead Sea Companies, include all assets affixed to the real property in the Concession Area, and other assets used directly, in the ordinary course of business, for the production processes carried out in the Concession Area pursuant to the Concession Law, shall be fully and entirely transferred to the State or to the Future Concession Holder, in consideration for their full payment to the Dead Sea Companies, as detailed in Section 5 below.

3.2.	"Existing Concession Assets” shall be the following assets:

3.2.1.
All assets of any kind and type recorded in the fixed assets of the Dead Sea Companies (fixed assets and non-fixed assets; attached and non-attached assets; real property, including land and movable property; assets that have been fully depreciated and those that have not been fully depreciated; assets located within the Concession Area and assets not located within the Concession Area), which are used for the purpose of exercising their rights under the Existing Concession Deed (“Operation of the Concession”), and which are included in the audited financial statements of the Dead Sea Companies for 2024, and those which will be included in the audited financial statements of the Dead Sea Companies for 2029 (together with an adjustment of the value of the fixed assets approved by an accountant for the end of the Concession term (March 31, 2030).

3.2.2.
Intangible assets owned by the Dead Sea Companies, whether or not included in their financial statements, used for the Operation of the Concession, and which shall include: research and development performed by the Dead Sea Companies; intellectual property rights, software and drawings, know-how and knowledge, excluding holdings in other companies of the ICL Group.

3.3.	List of Existing Concession Assets:

3.3.1.
The list of the Existing Concession Assets shall include the fixed assets of the Dead Sea Companies, as detailed in Sections 3.1 and 3.2 above, in accordance with their audited financial statements, as they will be from year to year, as well as the intangible assets, as detailed in Appendix B, as updated annually (the “List of the Existing Concession Assets”).

3.3.2.	Attached as Appendix B is the list of the Existing Concession Assets as of December 31, 2024.

3.3.3.
The State shall use the List of the Existing Concession Assets for the purpose of granting the Future Concession, subject to the candidates signing a confidentiality agreement in a form agreed between the Parties as a condition for its receipt. ICL shall make reasonable efforts to assist the State in refining the List of the Existing Concession Assets, so that it accurately reflects the assets included in the concession.

3.3.4.	In the month of May in the years 2025 through 2029, and on the Concession Expiry Date, ICL shall be responsible for sending the updated Appendix B.

3.4.
Upon the Concession Expiry Date, physical possession of the Existing Concession Assets shall be fully and entirely transferred, in proper, functional and ready for continued operation, in a manner and condition similar to their condition prior to their transfer, and without any interruption that depends on the existing Concession Holder (the “Transfer of Ownership and Possession of the Assets”).

3.5.
Without derogating from the generality of this Agreement, if it becomes apparent to the Parties that after the Concession Expiry Date, there is any item included in the Existing Concession Assets that was not transferred to the full and exclusive ownership of the State or to the Future Concession Holder and should have been transferred pursuant to the provisions of Sections 3.1 and 3.2 above, or conversely, any asset was transferred by the Dead Sea Companies or anyone on their behalf to the ownership of the State or to the Future Concession Holder, but should not have been transferred pursuant to the provisions of this Agreement, the Parties shall act jointly so that such asset will be transferred to the possession and full ownership of the State or the Future Concession Holder, if it was supposed to be transferred to them; or so that such asset will be returned to the full ownership of the Dead Sea Companies or anyone on their behalf if it was not supposed to leave their ownership, as applicable, immediately and without any additional cost or payment.

3.6.
The Dead Sea Companies undertake that until the Concession Expiry Date, all of their rights in the Existing Concession Assets shall remain free and clear. The Dead Sea Companies undertake that they shall remove, no later than 120 days prior to the Concession Expiry Date, and at their full expense, any lien, encumbrance, charge, pledge, lien, restriction, impediment, blockage or other obligation that is imposed, if imposed, on any of the Existing Concession Assets.

3.7.
From the date of signing of this Agreement, ICL and the Dead Sea Companies shall refrain from taking any action and shall avoid any omission, directly or indirectly, that may impair the transfer of ownership of the Existing Concession Assets to the State, including: they shall not sell or transfer, or reclassify any assets from a fixed assets classification to another classification that is not fixed assets, directly or indirectly, for consideration or for no consideration; and they shall not transfer, directly or indirectly, for consideration or for no consideration, any right in the Dead Sea Assets (including by way of a lien) – except to the State or the Future Concession Holder, or with the State prior written approval.

3.8.
Any right, debt, obligation, demand or claim brought by any third party in connection with the Existing Concession Assets, the cause for which arose up to the Concession Expiry Date, shall apply exclusively and entirely to the Dead Sea Companies, and they shall bear full, absolute and sole responsibility in connection therewith. Without derogating from the foregoing, if any claim is made against the State or anyone on its behalf, or against the Future Concession Holder, in connection with the Existing Concession Assets, the cause for which arose up to the Concession Expiry Date (inclusive), the State or the Future Concession Holder shall notify the Dead Sea Companies as soon as possible, and the Dead Sea Companies shall ensure that such claim is removed, or shall bear any reasonable expense incurred by the State or anyone on its behalf, or by the Future Concession Holder, in connection therewith, to the extent that they acted to remove such claim because the Dead Sea Companies did not do so.

3.9.
Any right, debt, obligation, demand or claim brought by any third party in connection with the Existing Concession Assets, the cause for which arose after the Concession Expiry Date, shall apply exclusively and entirely to the State or the Future Concession Holder, and they shall bear full, absolute and sole responsibility in connection therewith. Without derogating from the foregoing, if any claim is made against the Dead Sea Companies or anyone on their behalf in connection with the Existing Concession Assets, the cause for which arose after the Concession Expiry Date, the Dead Sea Companies shall notify the State and the Future Concession Holder as soon as possible, and the State and the Future Concession Holder shall ensure that such claim is removed, or shall bear any reasonable expense incurred by the Dead Sea Companies or anyone on their behalf in connection therewith, to the extent that they acted to remove such claim because the State and the Future Concession Holder did not do so.

3.10.	Asset Transfer Procedure:

3.10.1.
Six months prior to the Concession Expiry Date, ICL, together with the State, shall formulate an orderly procedure for the transfer of the Existing Concession Assets, such that this procedure will be ready and agreed no later than three months prior to the Concession Expiry Date. Such transfer procedure shall include, inter alia, the following:

3.10.1.1.	a handover process for transferring the Existing Concession Assets to the Future Concession Holder;

3.10.1.2.
good-faith negotiations between the Future Concession Holder or the State and the Dead Sea Companies regarding the purchase of the Dead Sea Companies’ spare parts inventory required for the Concession activity, taking into account the needs of other companies in the ICL Group. It is clarified that the State may approach the Dead Sea Companies for the purpose of conducting negotiations prior to the date stated in Section 3.10.1 above.

3.10.2.
The asset trnasition process shall be carried out in accordance with the procedure to be formulated pursuant to this Section, and the handover shall commence approximately two months prior to the Concession Expiry Date, and shall end no later than approximately one month after the commencement of the Future Concession. This process shall take place with the Future Concession Holder in the presence of and accompanied by representatives of the State.

3.11.	Preservation, operation, investment and maintenance of the Existing Concession Assets and the rights therein until their transfer:

3.11.1.
Until the Concession Expiry Date, the Dead Sea Companies shall continue the Existing Concession activity in the ordinary course of business in a similar manner as it was prior to the signing of this Agreement, including: (a) maintaining extraction and production activity at a level no less than the production capacity that existed under the Existing Concession, based on the average production capacity of the five years preceding the signing of this Agreement; (b) operating, preserving, investing in and maintaining the Existing Concession Assets in a manner and scope similar to that carried out prior to the signing of the MOU and this Agreement, such that they will be suitable and fit to carry out the Existing Concession activity, and in particular they shall carry out investments and maintenance in the Existing Concession Assets in the same annual amount carried out in the past decade, namely 292 million Dollars (USD 292,000,000), on a multi-year average.

3.11.2.
The Parties agree that the implementation of this Section shall be carried out as detailed in Appendix A to this Agreement, which shall replace the 2020 Procedure, and that the scope of investments and maintenance as set out in Section 3.11.1 shall be reviewed from January 1, 2025, onwards.

4.	Establishment of Infrastructure in Accordance with the Provisions of the Salt Harvesting Agreement

4.1.
Until the Concession Expiry Date, the Dead Sea Companies shall provide the permanent solution for salt harvesting, its transport and deposition or dispersal, as determined for implementation in the Salt Harvesting Agreement (the “Permanent Solution”), in a full and operational manner, all in accordance with the plans approved by the relevant authorities and subject to their approvals.

4.2.
All systems, facilities and components that will be established as part of the Permanent Solution shall be included within the Existing Concession Assets that will be transferred to the State upon the expiry of the Concession in accordance with the provisions of Section 3.1, and the consideration therefor shall be as detailed in Section 5 below.

4.3.
If, for any reason, the aforesaid Permanent Solution is not fully established and operational by the Concession Expiry Date, the Dead Sea Companies shall continue to act, also after the Concession Expiry Date, in order to complete its establishment, including in a case where the Dead Sea Companies or a related party thereto are not the Future Concession Holder. The reimbursement amounts for the additional investments that will be required to complete the Permanent Solution after the Concession Expiry Date shall be paid by the State to the Dead Sea Companies in accordance with the provisions of Section 5.1.2 and Section 6.2.2 below. Nothing in the foregoing shall derogate from the State’s right to initiate proceedings to enforce its rights with respect to damages caused to it or to the Future Concession Holder, if any, due to the failure to provide the Permanent Solution by the Concession Expiry Date. Such proceedings shall not be conducted in accordance with the provisions of Section 11 of this Agreement.

5.	The Total Consideration

5.1.
In consideration for the transfer of ownership and possession of the Existing Concession Assets pursuant to the provisions of this Agreement, the State shall pay to ICL the consideration set forth in Section 5.1.1 and also 5.1.2 as detailed below, which together shall constitute the total consideration (the “Total Consideration”):

5.1.1.
The Main Consideration – a total amount of 2.54 billion Dollars (USD 2,540,000,000) plus VAT, to the extent that VAT applies in accordance with applicable law, subject to the provisions of this Agreement regarding any increase or decrease of the main consideration as stated in Appendix A.

5.1.2.
Consideration for investments in the permanent solution for salt harvesting – an amount equal to the reimbursement of investments for the assets in the permanent solution for salt harvesting, based on the actual invoice costs for the investments made by the Dead Sea Companies from January 1, 2025 until the establishment of the Permanent Solution for salt harvesting, its transport and deposition or dispersal in accordance with the Salt Harvesting Agreement. The amount of the consideration for investments in the Permanent Solution for salt harvesting shall be paid as specified in Appendix A, and this amount shall be paid plus VAT. to the extent that VAT applies in accordance with applicable law. For the avoidance of doubt, the consideration for investments in the Permanent Solution for salt harvesting shall not include payment for maintenance activities or operational activities relating to harvesting, transport and deposition or dispersal of the salt, but only for investment in the establishment of assets for the Permanent Solution for salt harvesting as part of the Salt Harvesting Agreement. Notwithstanding the provisions of Section 8.2 of the Salt Harvesting Agreement, the following shall be deducted from the aforesaid amount:

5.1.2.1.	20% of all of the Dead Sea Companies’ expenses for the Permanent Solution, constituting the State’s ongoing participation in establishing the Permanent Solution;

5.1.2.2.
The annual depreciation rates for each infrastructure that will be established and operated under the Salt Harvesting Agreement shall reflect the technical-economic useful life of each infrastructure; however, the weighted annual depreciation rate of all infrastructures for which depreciation is recorded shall not be less than an average of 4%.

5.2.	The Total Consideration shall be paid on the payment date in United States Dollars.

5.3.
It is clarified that the Total Consideration, and each component thereof, shall be paid together with VAT, to the extent applicable in accordance with applicable law. In any event and for the avoidance of doubt, to the extent that VAT applies to the transaction, the State shall bear the cost thereof, and not the Dead Sea Companies or ICL.

6.	Manner of Payment

6.1.	Payment of the Adjusted Total Consideration on the Concession Expiry Date (April 1, 2030):

6.1.1.
Out of the Total Consideration as defined in Section 5, the State shall pay to the Dead Sea Companies 95% of the Adjusted Total Consideration, plus VAT to the extent that VAT applies in accordance with applicable law, on the Concession Expiry Date.

6.1.2.	The ““Adjusted Total Consideration” shall be determined as detailed below:

6.1.2.1.
In accordance with the reports of the Dead Sea Companies, as detailed in Sections 18.1.2 and 18.2.1, and subject to determinations made as stated in Section 11 below, if such determinations were made by the Concession Expiry Date, provided that the following conditions are met:

6.1.2.1.1.	The Dead Sea Companies complied with their reporting obligation, as required in Appendix A;

6.1.2.1.2.
The Dead Sea Companies reported that they performed at least the conditions as specified in Sections 16.1.1 and 16.1.2 of Appendix A; if for any reason the Dead Sea Companies reported that they did not meet the conditions as specified in such sections and reported compliance in lower amounts, the amount of the Adjusted Total Consideration shall be reduced in accordance with Section 16.4.1.1 to the amounts so reported.

6.1.2.2.
If the condition set forth above in Section 6.1.2.1.1 was not met, the amount of the Adjusted Total Consideration shall be determined in accordance with the amounts approved by the State in accordance with the interim financial reconciliation mechanism and the mechanism in lieu of the interim financial reconciliation mechanism (a final investment plan for 2029 and the first quarter of 2030), as specified in Appendix A, subject to determinations made by the arbitrators as stated in Section 11 below, if such determinations were made by the date of the transfer of ownership and possession of the Assets.

6.2.	Final Financial Reconciliation – payment of the remaining balance of the Total Consideration (September 1, 2030):

6.2.1.	The State shall pay to the Dead Sea Companies on September 1, 2030, the remaining balance of the Total Consideration, as specified below:

6.2.1.1.
The remaining balance of the Total Consideration shall be the difference between the amount of the Adjusted Total Consideration already paid to the Dead Sea Companies on the Concession Expiry Date as specified in Section 6.1 above, and the amount of the Total Consideration, as specified in Section 5.1 above.

6.2.1.2.
If the arbitrators order to withhold the payment of the remaining balance of the Total Consideration, in whole or in part, as provided in Section 18.2.4, the amount in respect of which the arbitrators ordered to withhhold the payment shall be transferred only upon completion of the dispute resolution process, and the provisions of Section 6.3 regarding interest and linkage shall apply to this amount.

6.2.2.
Late completion of the Permanent Solution – notwithstanding the provisions of Section 6.2.1.1, in the event that the Dead Sea Companies did not complete the Permanent Solution by August 31, 2030, the final financial reconciliation on September 1, 2030, shall be carried out with the following adjustments:

6.2.2.1.	On September 1, 2030, payment shall be made in respect of the remaining balance of the main consideration as specified in Section 5.1.1 only;

6.2.2.2.
On the date of completion of the establishment of the Permanent Solution in a full and operational manner, payment shall be made in respect of the remaining investments in the Permanent Solution for salt harvesting as specified in Section 5.1.2 that were made up to March 31, 2030;

6.2.2.3.
Sixty (60) days following the completion of the establishment of the Permanent Solution in a full and operational manner, payment shall be made in respect of the remaining investments in the Permanent Solution for salt harvesting as specified in Section 5.1.2 that were made from April 1, 2030, until the date of completion of the Permanent Solution.

6.3.
Subject to compliance with the payment dates, as specified above, no linkage differentials or interest shall be added to the payments under this Agreement. Any amount that is not paid on the date specified in this Agreement shall bear interest and linkage in accordance with the Interest and Linkage Law, 5721-1961. The obligation to bear interest and linkage payments shall also apply to an amount that a dispute resolution mechanism determined that one of the Parties was obligated to pay at an earlier date or that was overpaid and has to be refunded.

6.4.
Except in a case where one of the Parties took dispute resolution steps under this Agreement as specified in Section 18.2.4, payment of the full amount of the Total Consideration as stated, against the transfer of the Existing Concession Assets, shall constitute a satisfaction of any right, allegation, demand or claim of the Dead Sea Companies or ICL and of the State, each vis-à-vis the other, in relation to this agreement.

6.5.
The State shall not have a right of set-off or withhold the Total Consideration under this Agreement, in whole or in part, by virtue of this Agreement or any other grounds, without derogating from the provisions of Section 6.1.1 above which provide for payment of 95% of the Adjusted Total Consideration on the Concession Expiry Date and payment of the remaining balance of the Total Consideration on September 1, 2030, in accordance with the provisions of Sections 6.2.1 and 6.2.2.

6.6.	Attached as Appendix C is an example of the manner of implementation of the payment mechanism set forth in this Agreement.

7.	Provision of Data, Information and Documents in Connection with the Existing Concession Operation to the State

7.1.
The Dead Sea Companies shall provide to the State all data, information and documents as specified in Appendix D in connection with the Existing Concession activity, whether the data, information and documents are in the possession of the Dead Sea Companies or whether they are in the possession of any of the other companies in the ICL Group (the “Data, Information and Documents”). The Dead Sea Companies and ICL shall not refrain from delivering the Data, Information and Documents to the State due to any claim whatsoever, subject to arrangements for maintaining confidentiality on the part of the State or anyone on its behalf as specified below. The State, including anyone on its behalf, shall maintain this information in confidentiality, subject to the provisions below, and shall use the Data, Information and Documents solely for the purposes of granting a future concession, and for no other purpose. It is further clarified that the information as specified in Appendix D shall be provided, to the extent that the Dead Sea Companies and ICL have such available information or that it can be made available with reasonable effort and without an investment of resources that would impair the ordinary course of business of the companies.

7.2.	All Data, Information and Documents provided by the Dead Sea Companies and ICL shall be complete, correct and full.

7.3.
The Dead Sea Companies and ICL shall provide the Data, Information and Documents to the State as aforesaid in accordance with the provisions of Appendix D, in accordance with the date specified in the table above, and in any event no later than January 1, 2027 (the “Date for Provision of the Data, Information and Documents to the State”).

7.4.
The Data, Information and Documents shall be provided by the Dead Sea Companies and ICL in digital form, and the State shall be required to be prepared in all respects to receive the information in its systems, including ensuring its security in full coordination with ICL’s information security unit. The Data, Information and Documents shall be compiled for the State and arranged by ICL in an accessible format. It is clarified that the purpose of such accessibility by ICL is the transfer of the information as such to the State and is not the establishment of a data room or information lists for the candidates in the future tender, and the establishment thereof and the management of the information vis-à-vis the candidates are the responsibility of, and at the expense of, the State.

7.5.
ICL shall update the State at the beginning of each calendar year regarding any update in the Data, Information and Documents. It is emphasized that the Data, Information and Documents as aforesaid shall be provided without requiring their specification by the State. Without derogating from the foregoing, the State shall be entitled to require an explanation or further detail in relation to such data or additional information details related to the Concession activity. ICL shall make the required information available within a reasonable period of time, which shall not exceed 90 calendar days, and subject to the information being available or being capable of being made available with reasonable effort and without an investment of resources that would impair the ordinary course of business of the companies.

7.6.
Nothing in any processing, report or review that may be carried out by the State or anyone on its behalf, or by any other party, in connection therewith, if and to the extent conducted, shall impose any liability whatsoever on the Dead Sea Companies or anyone on their behalf.

7.7.
All Data, Information and Documents that will be provided to the State pursuant to this Section, or that have already been provided to the State for the purpose of the process of Concession expiration process and the State’s initiation of a process for granting a new concession, are provided and have been provided by the Dead Sea Companies as information whose non-disclosure is a condition for its provision by the Dead Sea Companies, within the meaning of Section 9(7) of the Freedom of Information Law, 5758-1998, and the provisions of Section 117 of the Penal Law, 5737-1977, and Chapter 42.5 of the Civil Service Regulations shall apply.

7.8.	Option to conduct due diligence by the State:

7.8.1.
The State may conduct a due diligence review (Vendor DD Report) in relation to the Concession activity, in whole or in part, for the purpose of a future tender for the granting of the Dead Sea Concession. The Dead Sea Companies shall fully cooperate, in an accepted and reasonable manner, with the State or anyone appointed by it for this purpose, also with respect to information that has already been provided to the State.

7.8.2.
The State shall allow ICL to respond to the due diligence review, in the manner and at the time to be determined by it. If the State does not make changes in accordance with ICL’s response to the due diligence review, it shall attach ICL’s comments to the due diligence report.

7.8.3.
If the State decides to prepare a due diligence report as stated in this Section, the Dead Sea Companies shall have no claim in connection therewith, including regarding its conclusions or the manner of its preparation, all subject to the fulfillment of all confidentiality arrangements specified in this Agreement, including as a condition for delivering such report to any party, and the fulfillment of the provisions of Section 7.9.2 above. It is further clarified that the due diligence report shall not impose any liability whatsoever on the Dead Sea Companies or anyone on their behalf.

8.	Disclosure of Information to Tender Participants and Performance of Reviews by Them

8.1.
The State shall disclose the Data, Information and Documents, in whole or in part, as part of the Future Concession allocation process, whether through tender or any other competitive process, to the participants, all in accordance with the provisions of this Agreement, including the conditions and limitations governing the provision of the Data, Information and Documents.

8.2.
In addition, participants in such tender shall be entitled to conduct their own reviews of the Existing Concession Assets, at the times and in accordance with the rules that will be determined in the tender, including conducting site visits to the operational facilities and plants, and performing engineering, technological, economic, environmental, accounting and legal reviews, whether by themselves or through advisors on their behalf. These reviews shall be carried out at the participants’ own expense and responsibility and no payment shall be made to the Dead Sea Companies or ICL in connection therewith. The site visits and reviews shall be coordinated in advance with the Dead Sea Companies and ICL and shall be conducted in accordance with all safety rules customary at ICL, and in a manner that will not harm the regular and ongoing operations of the companies. It is further clarified that, the reviews shall be concentrated, as much as possible, within a limited number of visit days in order not to harm or disrupt the routine operations of the companies and the plants.

8.3.
Subject to the provisions of Section 8.2 above, the Dead Sea Companies and ICL shall permit the tender participants to perform the reviews as stated, and shall make available appropriate professional personnel who are familiar with the facility being reviewed, for professional assistance during the visit.

8.4.
It is agreed between the Parties that a condition for the disclosure of Data, Information and Documents to tender participants or in any process for granting a future concession, shall be the execution by the participant, and anyone on its behalf who is exposed to such information, of a confidentiality undertaking, in the form attached as Appendix E.

8.5.	Data, Information and Documents to be defined as having special commercial sensitivity:

8.5.1.
If the Dead Sea Companies or ICL believe, in good faith and reasonably, that a Data, Information or Document provided by them to the State under this Agreement has special commercial sensitivity which, in their opinion, should not be disclosed in its raw form to participants in such tender, they shall notify the State accordingly together with the provision of the information to the State, or no later than 90 calendar days after the provision of the information. Such request shall be submitted in a reasoned manner and with an explanation of what raw information has such special sensitivity.

8.5.2.
In any event, ICL shall be entitled to approach the State, in good faith and reasonably, with a request to classify as confidential any Data, Information or Document that has already been provided to the State, by way of a reasoned request, provided that the information has not yet been delivered to a participant.

8.5.3.
In accordance with ICL’s position as specified in Section 8.5.1 above, such document shall be defined as having special commercial sensitivity. The Parties agree that information defined as having special commercial sensitivity shall be provided to tender participants in a manner that does not disclose sensitive commercial details. Notwithstanding the foregoing, for special and reasoned grounds, the State may object to ICL’s position as aforesaid, and if it chooses to do so it shall provide its reasons in advance and in writing to ICL, in order for ICL to decide, within a period not exceeding 7 business days, whether it wishes to refer the matter to dispute resolution as specified in Section 11 below. The State shall not disclose the information having special commercial sensitivity until a decision is made in such dispute.

8.5.4.
The State, in its sole discretion, may appoint an external professional, to be appointed by the State and shall work in coordination with ICL, and who will sign a confidentiality undertaking, that will be exposed to the full information subject to a confidentiality undertaking. In such case, the person appointed by the State shall process the information and prepare for the tender participants a summary document or data, in a manner that does not disclose the raw data having special commercial sensitivity or in a manner that will keep it from direct disclosure to competitors of the ICL Group (including by disclosing it to a “clean team” on behalf of the tender participants).

8.5.5.
It is clarified that the foregoing does not derogate from the obligation of the Dead Sea Companies and ICL to provide to the State all Data, Information and Documents in accordance with the provisions of this Agreement.

8.6.
Disclosure of information to tender participants shall not derogate from the provisions of Section 8.4 regarding confidentiality of the information. In addition, insofar as the participant is a competitor of any of the Dead Sea Companies or ICL, the information shall be delivered in a manner and subject to the provisions and rules of the relevant local law and foreign law, including Opinion 2/14 of the Competition Authority or any updated or other provision with respect to the transfer of information between competitors for the purpose of due diligence. The State shall be responsible for complying with such provisions.

9.	Additional Agreements and Undertakings of the Parties

9.1.
Cancellation of the right of first offer: The Dead Sea Companies or ICL shall not object to the cancellation of Section 25 of the Existing Concession Deed and the right of first offer set forth therein, and shall not act in connection therewith, directly or indirectly, including assisting, encouraging or soliciting any third party to act against such cancellation. In addition, the Dead Sea Companies or ICL shall not object to the State’s initiation of a tender for the purpose of granting the Future Concession. The waiver of the right of first offer does not constitute a waiver of the right to participate in the tender, as specified in Section 9.4 below.

9.2.	Transfer of obligations to employees of the Dead Sea Companies or ICL:

9.2.1.
To the extent that any employees of the Dead Sea Companies or ICL transfer to work for the Future Concession Holder while maintaining continuity of rights (the “Transferring Employees”), on the date of the transfer of ownership and possession of the Assets (the “Effective Date”), the Dead Sea Companies or ICL shall transfer to the Future Concession Holder the full amounts owed by the Dead Sea Companies or ICL by law and agreement to the Transferring Employees (including actuarial liabilities for severance, early retirement, vacation and any other liability) (the “Accrued Rights of the Employees”), as of the Effective Date, in cash or by transfer of designated funds existing for the benefit of the Transferring Employees. It is clarified that the Dead Sea Companies or ICL shall not bear liability toward the employees who transfer to the Future Concession Holder in respect of their rights, demands and claims on legal causes of action that arose after the Effective Date.

9.2.2.
In any case of dispute between the Future Concession Holder and ICL regarding the amount of the Accrued Rights of the Employees as stated in Section 9.2.1, ICL agrees that the dispute shall be resolved between it and the Future Concession Holder in an arbitration proceeding in accordance with the provisions of Section 11 below, with the necessary adaptation as the State is not a party to the proceeding.

9.3.
Use of the ports in Ashdod and Eilat: ICL shall cooperate with Israel Ports Company – Development and Assets Ltd., for the implementation of the solution to be determined by the State, which will enable the Future Concession Holder and the companies in the ICL Group currently using the port berths in Ashdod and Eilat to use such port berths on an ongoing, proper, and similarly efficient manner.

9.4.
ICL’s participation in the Tender: In view of ICL’s agreement not to object to the cancellation of the right of first offer as detailed in Section 9.1 above, nothing in the provisions of this Agreement shall prevent or prejudice the right of the Dead Sea Companies or ICL, similar to any other similar participant, to participate in the Tender for the granting of the Future Concession.

9.5.
Downstream industries activity: For the purpose of providing certainty for the downstream industry activity for the Future Concession Holder and ICL (including the companies operating in the downstream industries fields), and in order to ensure operational continuity for the downstream activities, Appendix F sets forth operational agreements which shall be assigned to the Future Concession Holder as specified below in Section 10.

10.	Assignment of Agreements from the Dead Sea Companies to the Future Concession Holder

10.1.
The Parties agree that the operational agreements required for the operation of the Concession and attached as a list in Appendix F (the “Operational Agreements”) to this Agreement shall be assigned by the Dead Sea Companies or ICL to the Future Concession Holder.

10.2.
For the purpose of implementing the provisions of this Section, the State shall establish a normative framework that will enable the assignment of such Operational Agreements to the Future Concession Holder, such that it will assume the position of the Dead Sea Companies or ICL in connection with the Operational Agreements.

11.	Dispute Resolution

11.1.
The Parties agree that in any case of a dispute in connection with this Agreement, including its performance, enforcement and breach, the Parties shall act so that such dispute shall first be brought for a joint determination by the Accountant General and the CEO of ICL within 10 business days:

11.2.
If they do not reach a determination, the dispute shall be brought for resolution in an arbitration proceeding, in accordance with the provisions of Section 26 of the Existing Concession Deed, as detailed below:

11.2.1.	The Parties shall appoint the arbitrators in accordance with the provisions of Section 26 of the Existing Concession Deed by the end of 2026.

11.2.2.
The arbitration shall be resolved within 90 days from the date on which the referral was received from the party to the Agreement that believes there for a dispute exists requiring determination under this Agreement. The Parties shall adjust themselves and conduct the arbitration within a timetable that will allow a decision to be rendered within this timeframe.

11.2.3.	The arbitrators shall not be bound by rules of procedure, but shall be bound by substantive law and shall be required to provide reasons for their award.

12.	Notices under the Agreement

12.1.
Any notice under this Agreement shall be delivered by email, unless the Parties agree otherwise; such notice by email shall be deemed received upon receipt of a “read receipt”, or after 3 days from the date of the email delivery confirmation was issued, whichever is earlier.

12.2.	Email notices under this Agreement shall be sent to the following addresses:

12.2.1.	State Email Address: will be the address of Tamar Farhi, Senior Manager of the Dead Sea Concession at the Accountant General, or any other email address updated by the State.

12.2.2.	ICL Email Address: will be the address of Michael Dahan, CFO of ICL Israel, or any other email address updated by ICL.

12.3.
Any material notice under this Agreement (such as notices regarding delays, deviations in the consideration, claims of breach, urgent matters, etc.) shall be delivered by email and accompanied by a telephone call to the official representative in order to confirm receipt of the email.

12.4.	A sending confirmation from the email mailbox shall serve as evidence of the date of sending. A read receipt shall serve as evidence of the date of delivery.

13.	Miscellaneous

13.1.
Except for Appendices B, C and D, which include commercially sensitive information of the Dead Sea Companies and which has been defined by the Parties as confidential, this Agreement is not confidential and each Party may disclose it at its sole discretion, in accordance with any law.

13.2.	The Parties’ representatives for the purpose of implementing this Agreement shall be as specified below:

13.2.1.	Representative of the Accountant General Division – from the Economic Ministries Division, or another representative to be chosen by the Accountant General.

13.2.2.
ICL representative – the Dead Sea Companies and ICL shall appoint an authorized representative on their behalf who will serve as their representative vis-à-vis the State for the performance of the obligations of the Dead Sea Companies and ICL under this Agreement. The Dead Sea Companies and ICL may replace the authorized representative by written notice (by all of them jointly) to the State given at least 14 days in advance.

13.3.	Any change, amendment or update to this Agreement shall have no effect unless made in writing and signed by the Parties.

13.4.
This Agreement is made solely between the Parties and not for the benefit of any third party, and it does not grant any third party any right upon vis-à-vis either of the Parties thereto or at all. In addition, this Agreement exhausts the State’s claims towards the Dead Sea Companies and ICL in connection with the end of the Existing Concession period.

13.5.
This Agreement constitutes the full and complete agreement between the Parties with respect to the matters included herein, and it replaces, with respect to the matters included herein, any agreement, representation, declaration, consent, correspondence or undertaking, whether written or oral, given (if given) or made (if made) prior to the signing date, that is not expressly included in this Agreement, and any such agreement, representation, declaration, consent, correspondence or undertaking shall have no effect. Previous drafts of this Agreement shall not serve as a tool for its interpretation.

IN WITNESS WHEREOF, the Parties have signed this Agreement as at the place and on the date set forth in the preamble of this Agreement above:

The Accountant General, on behalf of the Government of Israel

Dead Sea Works Ltd.	ICL Group Ltd.

Dead Sea Magnesium Ltd.	Dead Sea Bromine Company Ltd.

Appendix A – 2025 Investment Procedure

14.	Introduction

14.1.
Until the Concession Expiry Date, the Dead Sea Companies shall continue their activities under the Existing Concession and shall operate the Existing Concession Assets in a similar manner to the way they operated them prior to this Procedure entry into force.

14.2.
This Appendix replaces the procedure dated March 23, 2020, titled “Process for examining investments of Dead Sea Works Ltd. from 2020 until the end of the concession period” (the “2020 Procedure”). As of the date of signing the Agreement to which this Appendix is attached, the 2020 Procedure is cancelled and shall have no force and effect with respect to any investment made from the date of signing  the Agreement onward, and with respect to investments made in 2025. Nothing herein shall derogate from the validity of the provisions of the 2020 Procedure and its appendices with respect to the period prior to 2025.

14.3.
This Appendix does not derogate from, and does not replace, the provisions of the Salt Harvesting Agreement, including with respect to investments and maintenance expenses for the purpose of performing the Salt Harvesting Agreement and with respect to the participation of the State or ICL therein.

15.	Maintenance of Production Capacity and Scope of Activity

15.1.
Until the Concession Expiry Date, the Dead Sea Companies shall continue their activities under the Concession and shall maintain the current production capacity of the Dead Sea products, such that the Dead Sea production capacity shall not materially decrease compared to the average production capacity over the past five years.

15.2.	Without derogating from the generality of the foregoing, the Dead Sea Companies undertake to continue business operations as follows:

15.2.1.
During the period from January 1, 2028, until the Concession Expiry Date, the Dead Sea Companies shall continue to produce potassium chloride from the Dead Sea in an amount of not less than an average of 3.3 million tons per year.

15.2.2.
During the period from January 1, 2028, until the Concession Expiry Date, the Dead Sea Companies shall continue to produce elemental bromine in accordance with the production capacity of the plant and in accordance with the economic feasibility of producing this product, and in a manner that preserves at least the plant’s operational capability level.

16.	Investments and Maintenance in the Existing Concession Assets

16.1.
Without derogating from the generality of the provisions of Section 3.11 above, from January 1, 2025 until the transfer of ownership and possession of the Existing Concession Assets, the Dead Sea Companies shall carry out investments and maintenance in the Existing Concession Assets as they did prior to the signing of the MOU, such that the total investments and maintenance shall satisfy all of the following:

16.1.1.
In a net amount of USD 292 million (USD 292,000,000) per year, measured on a multi-year average, from January 1, 2025, until the date of the transfer of ownership and possession of the Existing Concession Assets (or a pro rata amount in the case of a partial year) (the “Total Expenditure Amount”);

16.1.2.	Not less than a net amount of USD 230 million (USD 230,000,000) in each single (solo) year (or a pro rata amount in the case of a partial year) (the “Minimum Expenditure Amount”);

16.1.3.
The amount of investments on a multi-year average basis shall be at least within the range of between USD 140 million (USD 140,000,000) and USD 185 million (USD 185,000,000) (the “Minimum Investment Amount”).

16.2.
The examination of the Total Expenditure Amount and the Minimum Investment Amount shall be carried out on the reconciliation dates specified below, on a multi-year average, and subject to annual compliance with the Minimum Expenditure Amount.

16.3.	Effect of Investments on the Main Consideration:

16.3.1.	Reduction mechanism for the Main Consideration:

16.3.1.1.
If by the date of the transfer of ownership and possession of the Existing Concession Assets the Dead Sea Companies do not carry out investments and maintenance in accordance with the undertakings set forth in Section 16.1 above, the consideration shall be reduced, as specified below:

16.3.1.1.1.
For each year in which the Dead Sea Companies did not meet the Minimum Expenditure Amount set forth in Section 16.1.2, the consideration shall be reduced by an amount equal to the difference between the expenditure amount by the Dead Sea Companies in that year and the Minimum Expenditure Amount. The reduction amount shall be calculated separately for each year until the Concession Expiry Date.

16.3.1.1.2.
If, upon the Concession Expiry Date, the multi-year average of the actual total expenditure is lower than the Total Expenditure Amount set forth in Section 16.1.1, the consideration shall be reduced by the difference between the actual total expenditure and the Total Expenditure Amount for the years 2025 through the first quarter of 2030. For example, if the multi-year average of the actual Total Expenditure Amount was USD 290 million (USD 290,000,000) instead of USD 292 million (USD 292,000,000), the difference of USD 2 million (USD 2,000,000) shall be multiplied by 5.25 (the number of years under the procedure), such that the Main Consideration shall be reduced by a total amount of USD 10.5 million (USD 10,500,000).

16.3.2.	Increase mechanism for the Main Consideration:

16.3.2.1.
If by the date of the transfer of ownership and possession of the Existing Concession Assets the Dead Sea Companies carry out investments and maintenance in excess of the Total Expenditure Amount, the Dead Sea Companies shall be entitled to an increase of the Main Consideration in a maximum aggregate net amount of up to USD 100 million (USD 100,000,000) (the “Excess Expenditure Amount”), provided that the following cumulative conditions are met:

16.3.2.1.1.	The Dead Sea Companies carried out investments and maintenance in an amount exceeding the Minimum Expenditure Amount in the year in which the expenditure is examined;

16.3.2.1.2.	The investment component was at least USD 170 million (USD 170,000,000) on a multi-year average;

16.3.2.1.3.
Notwithstanding the fact that there is no requirement to approve an annual investment plan under this Procedure, in any case of excess investment as stated in this Section, it is required that the Excess Expenditure Amount be made subject to the State’s prior approval of the investment;

16.3.2.1.4.	None of the Dead Sea Companies or ICL, or any company or party having a corporate affiliation with the Dead Sea Companies or ICL, shall be the Future Concession Holder.

16.3.2.2.
For example, subject to satisfaction of the cumulative conditions set forth in Section 16.3.2.1, if the multi-year average of the actual Total Expenditure Amount were USD 294,000,000 (USD 294 million), rather than USD 292,000,000 (USD 292 million), the resulting difference of USD 2,000,000 (USD 2 million) would be multiplied by 5.25 (being the number of years in the Procedure), such that the Main Consideration would increase by an aggregate amount of USD 10,500,000 (USD 10.5 million).

16.3.2.3.
In addition to the Excess Expenditure Amount, and provided cumulative compliance with the conditions set forth in subsections 16.3.2.1.1 through 16.3.2.1.4, the Dead Sea Companies shall be entitled to an increase of the Main Consideration if the expenditure was required due to the occurrence of one of the following:

16.3.2.3.1.
Investments required as a result of all of the following together: (1) material damage caused to an asset of the Existing Concession Assets, the failure to repair which may cause a material adverse impact to the Existing Concession activity; and (2) that was caused as a result of an unforeseen event that is exceptional in its nature, scope and impact on the Concession activity; and (3) that is not reasonably foreseeable and cannot be prepared for in advance (including through the purchase of insurance, hedging and etc.); and (4) that does not exist, is not known or is not expected as of the signing date of this Agreement; and (5) the failure to make the investment therein will cause a material adverse impact on the Existing Concession activity; and (6) that is not subject to compensation, indemnification, reimbursement or participation, in full, directly or indirectly, from any party other than the Dead Sea Companies or ICL themselves, whether or not the Dead Sea Companies or ICL asserted their rights toward such party. If the amount is compensable, indemnifiable or subject to reimbursement in part as stated in this Section, the increase of the Main Consideration shall not apply to the part in respect of which the ICL Group is entitled to compensation, indemnification or reimbursement; and (7) not more than its net amount;

16.3.2.3.2.
Investments required as a result of all of the following together: (1) an expenditure required for a material asset among the Existing Concession Assets, arising as a result of a legal provision or a licensing requirement that, as of the execution date of this Agreement, does not exist or is not known (including as a draft that was published or came to the attention of the Dead Sea Companies or ICL); and (2) the failure to make the investment therein will cause a material adverse impact on the Existing Concession activity; and (3) that is not compensable, indemnifiable, refundable or subject to participation, in full, directly or indirectly, by any party other than the Dead Sea Companies or ICL themselves, whether or not the Dead Sea Companies or ICL asserted their rights with respect to such party. If the amount is compensable, indemnifiable or refundable in part as stated in this Section, the increase of the main consideration shall not apply to the part in respect of which the Dead Sea Companies or ICL are entitled to compensation, indemnification or refund; and (4) not more than its net amount.

16.4.
The term “net” in this Appendix means: (a) excluding VAT; and (b) without any capitalization of any kind, except for capitalization in an amount not exceeding USD 40 million (USD 40,000,000) per year net (USD 20 million net in maintenance and USD 20 million net in investments) which shall remain and be included in the Total Expenditure Amount required for investments and maintenance.

17.	Investments in Respect with the Salt Harvesting Agreement

17.1.
The Total Expenditure Amount and anything derived therefrom shall not include expenses of any kind related to the Salt Harvesting Agreement, and such expenses shall be calculated in accordance with the provisions of Section 5.1.2 of the Agreement and below.

17.2.
A condition for making any investment in the establishment of assets for the Permanent Solution for salt harvesting under the Salt Harvesting Agreement (a “Harvesting Investment”) is obtaining the State’s prior written approval, in its discretion.

17.3.
Approval Request: With respect to each new Harvesting Investment, DSW or anyone on its behalf shall submit to the Accountant General a request for its approval (the “Approval Request”), which shall include all of the following details: (a) the nature of the Harvesting Investment (efficiency, increase in output, regulation and safety, infrastructure and preservation of existing condition); (b) alternatives examined for making the Harvesting Investment and its cost, including professional opinions, if any; (c) the expected monetary scope of the Harvesting Investment; (d) the expected duration for carrying out the Harvesting Investment; (e) the expected scope of maintenance as a result of the Harvesting Investment under review; (f) an estimate of the useful life of the Harvesting Investment; (g) an estimated ROI [internal rate of return before tax], if any, disregarding the possible change of the Concession Holder upon the Concession Expiry Date and the State’s payment in respect of the Existing Concession Assets (under Section 5.1.1 of the Agreement); i.e., for the entire period of the Harvesting Investment (namely, not on the basis of a forecasted cash flow until the end of 2030 plus the calculation of a one-time amount of reimbursement of the Harvesting Investment at the end of the period); (h) an explanation regarding the risks of not carrying out the requested Harvesting Investment and the necessity of the Harvesting Investment for the purpose of performing the Salt Harvesting Agreement; (i) any additional clarification requested by the Accountant General.

17.4.
Approval by the State Representative: (a) the Accountant General or anyone on his behalf shall conduct an examination process for making Harvesting Investments, within reasonable timetables that will not harm the Existing Concession and will enable the establishment of the Permanent Solution under the Salt Harvesting Agreement by the date set forth in Section 5.2 of the Agreement above; (b) the Accountant General or anyone on his behalf shall provide his consent or non-consent to carrying out the Approval Request within 60 days from the date of receipt of the request; (c) in the event of an operational emergency at the Company’s facilities in which it is required to carry out a Harvesting Investment immediately, the Company shall notify the Accountant General or anyone on his behalf regarding the operational emergency and shall act to immediately remedy the malfunction. In such case, the Accountant General or anyone on his behalf shall consider the Approval Request retroactively in accordance with the principles of this Procedure.

18.	Reporting, Review, Control and Approval by the State of the Performance of the Provisions Above

18.1.	Interim reconciliation for the years 2025-2028:

18.1.1.	The parties shall conduct interim reconciliations on the following dates:

18.1.1.1.	in 2027 – for the years 2025-2026;

18.1.1.2.	in 2029 – for the years 2027-2028;

18.1.2.	For the purposes of the interim reconciliation, the Dead Sea Companies or ICL shall provide ongoing reporting, as detailed below:

18.1.2.1.
By April 1 of the relevant year, ICL shall submit the report attached as Appendix G regarding the scope of investments and maintenance for the relevant years in respect of the Main Consideration, as well as details of all Harvesting Investments carried out by it in the relevant years. As part of the report, ICL shall distinguish between the harvesting project and the other investments.

18.1.2.2.
If, in the State’s view, the Dead Sea Companies did not comply with the reporting requirements, the State shall notify as soon as possible so that the Dead Sea Companies may correct or supplement the report as required. As part of the request for supplement, the State shall detail the deficiencies it seeks to have supplemented.

18.1.2.3.	From the date of the supplement request, ICL shall act to complete the documents within a reasonable period of time not exceeding 45 calendar days.

18.1.3.
The State shall conduct oversight of the investments in accordance with the provisions of this Procedure, shall be entitled to carry out any reasonable review, shall request clarifications and additions required for this purpose, and shall deliver the results of the reconciliation for those years to the Dead Sea Companies by November 1 of that year (the “Interim Reconciliation Amount”). If there is no agreement regarding the amount of the Interim Reconciliation Amount, either Party may, prior to the end of that year, refer the matter to the dispute resolution process, as specified in Section 11.

18.1.4.	Subject to the foregoing, the Interim Reconciliation Amount shall be final, and the Parties shall not raise claims after the amount has been determined as stated in this Section.

18.2.	Reconciliation for 2029 and the first quarter of 2030:

18.2.1.
For 2029 and the first quarter of 2030, instead of an interim reconciliation, ICL shall provide, by January 1, 2029, an investment plan for those years (the “Final Investment Plan”) which shall include details regarding investments and maintenance pursuant to Section 16 above, as well as details regarding Harvesting Investments pursuant to Section 17 above. Following such investment plan, ICL undertakes that any material change in the actual investments as compared to the investment plan shall be reported to the State as soon as possible, including details regarding the reasons for the change and the impact of the change on the scope of the investments. A Final Investment Plan as stated in this Section shall constitute an alternative to an interim reconciliation for these years.

18.2.2.
By April 15, 2030, ICL shall provide an actual performance report of investments and maintenance, as well as Harvesting Investments, carried out in the Concession for 2029, and by June 1, 2030, ICL shall provide an actual performance report of investments and maintenance, as well as Harvesting Investments, carried out in the Concession for the first quarter of 2030, all with details regarding the actual performance of the Final Investment Plan as specified in Section 18.2.1.

18.2.3.
The State shall conduct oversight over the actual performance of the Final Investment Plan and compliance with the Total Expenditure Amount, in accordance with the provisions of this Procedure, shall be entitled to carry out any reasonable review, and shall deliver the reconciliation results to the Dead Sea Companies. Such notice by the State shall be delivered no later than August 1 of that year.

18.2.4.
If there is no agreement regarding the reconciliation amount, either Party may, by August 31, 2030, refer the matter to the dispute resolution process, as specified in Section 11. In such referral, the State may request that the arbitrators order to withhold the execution of the portion in dispute from the remaining balance of the Total Consideration.

19.	Review of the Existing Concession Assets by the State:

19.1.
The State shall be entitled, but not obligated, from time to time and whenever it deems fit, throughout the entire term of this Agreement, to review all of the Existing Concession Assets, under any customary review applicable in asset sale transactions (including engineering, technological, economic, accounting, environmental and legal reviews), whether by itself or through anyone on its behalf (including its advisors), provided that the foregoing does not harm the ordinary and ongoing course of operations.

19.2.
The Dead Sea Companies shall enable and cooperate with such reviews, including by making available appropriate professional personnel familiar with the asset in connection with which the review is conducted, for the purpose of providing professional explanations.

19.3.
The reviews shall be carried out at the State’s expense and responsibility, and no consideration shall be paid to the Dead Sea Companies in connection therewith. However, the performance of reviews by the State shall not derogate from the responsibility of the Dead Sea Companies under this Agreement in connection with the Existing Concession Assets.

20.	Miscellaneous

20.1.
The provisions of Section 7.7 and all other provisions in the Agreement relating to maintaining the confidentiality of information shall also apply to the information delivered in connection with the 2020 Procedure and to the information to be delivered pursuant to this Procedure.

20.2.	This procedure is not intended to confer any rights on third parties.

20.3.	Disputes between the Parties in connection with this Procedure shall be resolved in accordance with Section 11 above.

Appendix B – List of the Existing Concession Assets as of December 31, 2024

21.	List of Attached Files:

21.1.	Fixed Asset List as of December 31, 2024;

21.2.	List of Intangible Assets;

21.3.	List of Patents.

Appendix C – Example of the manner of implementation of the payment mechanism

Confidential.

Appendix D – Details of the Data, Information and Documents

Confidential.

Appendix E – Undertaking for Confidentiality and Absence of Conflict of Interest

To:

The Government of Israel, on behalf of the State of Israel, acting through the Accountant General of the Ministry of Finance.

ICL, through the General Counsel of ICL.

1.
I _______________________, ID __________________, whose position with ____________________ __________________________________ [insert company name] (the "Company"), is ____________________, provide this undertaking in connection with the receipt of information as part of the process conducted by the State for the purpose of granting a new concession for the extraction of resources from the Dead Sea (the “Concession” and the “Concession Process”):

2.	In this undertaking, the following terms shall have the meanings set forth next to them:

"INFORMATION" – any information, knowledge (know-how), knowing, document, correspondence, plan, fact, model, opinion, procedure, blueprint, conclusion and any other similar item related to the Concession, the Concession Process or the Dead Sea Companies or ICL or its other subsidiaries, whether in writing or orally, or in any form or manner of preservation of information in electrical, electronic, optical, magnetic or other form.

"Trade Secrets" – any information that comes to my possession in connection with the Concession or the Concession Process or the Dead Sea Companies or ICL and/or its other subsidiaries, whether received during the tender or thereafter, including, without derogating from the generality of the foregoing: information delivered by the State of Israel, ICL or any other party or anyone on their behalf, including the information, in whole or in part, that came to me by virtue of the assets agreement signed between the State and the Dead Sea Companies and ICL in January 2026 (the "Agreement").

3.
I hereby undertake to keep the Information and the Trade Secrets that come to my possession as a result of the Concession Process or the Concession, in absolute confidence, and to make use of them solely for the purpose of submitting a bid in the tender and operating the Concession, if I win the tender (the “Permitted Use”). In this context, I shall not make any commercial use or any other use of the Information or the Trade Secrets in order to harm, or affect, the business operations of ICL or any of its subsidiaries in any manner.

4.
Without derogating from the generality of the foregoing, I undertake not to publish, transfer, notify, deliver or bring to the knowledge of any person or entity, whether by act or omission, whether directly or indirectly, the Information or the Trade Secrets that came to my attention as a result of the Agreement or the Concession Process or the Concession, except for information required to be delivered pursuant to any law. If, pursuant to law, I am required to disclose the Information and/or the Trade Secrets, I undertake to notify the Accountant General and ICL immediately, in order to enable ICL to take all measures to protect the confidentiality of the Information and/or the Trade Secrets, and in any event I shall disclose only the portion expressly required pursuant to law and only after I take all the actions stated above.

5.
It is known to me that the Dead Sea Companies or ICL or anyone on their behalf do not provide any representation, undertaking or warranty of any kind to you and/or to any other participant with respect to the Information or the Trade Secrets, their degree of accuracy or merchantability, or their suitability for any use or purpose. The Information or the Trade Secrets are provided “as is".

6.
In addition, it is hereby clarified that ICL is a public company whose shares are traded on the Tel Aviv Stock Exchange and the New York Stock Exchange, and that some of the Information or the Trade Secrets may constitute “inside information” under the securities laws applicable in Israel and the United States; therefore, I declare that I am aware that my undertaking herein is also an undertaking not to deliver “inside information” to any other person and, of course, not to make any use thereof for my benefit and/or for the benefit of any other person (except for the Permitted Use as defined above). In addition, it is clarified that the Information and/or the Trade Secrets may include competitively sensitive information between competitors; therefore, I declare that I am aware that my undertaking herein is also an undertaking not to breach obligations under any law relating to competition laws concerning the receipt of competitors’ information and the prohibition to make use thereof other than for the Permitted Use and subject to the limitations under law. It is known to me that the disclosure of the Information or the Trade Secrets, or the use thereof, other than for the Permitted Use (as defined above), may cause significant damage to the Dead Sea Companies, ICL and anyone on their behalf. I undertake that I will refrain from any action that may create an appearance or an obligation to deliver Information or Trade Secrets, directly or indirectly.

Name: _________________ Signature: _____________ Date:___________ [Signature of the Information Recipient]

Signature Verification

I, the undersigned, ___________, Adv. _____, license no. _____, of ______ Street, hereby certify that this document was signed before me by _________, who is personally known to me / who identified himself before me by means of I.D. No. ___________, on ______, after the legal meaning of the document was explained to him by me and after I was satisfied that he properly understood it.

Name: ___________ Signature: ____________ Date: ______________ [Signature of the participant on whose behalf the Information Recipient receives the information]

Signature Verification

I, the undersigned, ___________, Adv. _____, license no. _____, of ______ Street, hereby certify that this document was duly executed by the authorized signatories of the Company, Mr. ______ and Mr. ________, who are personally known to me / who identified themselves before me by means of I.D. Nos. ___________ and ___________, on ______, after the legal meaning of the document was explained to them by me and after I was satisfied that they properly understood it. I further certify that their signatures, together with the Company stamp, bind the Company for all intents and purposes.

Appendix F – List of Operational Agreements

24.	List of approved Operational Agreements:

24.1.
An agreement signed between Dead Sea Works Ltd. and Rotem Amfert Negev Ltd., regarding the regulation of the purchase of water to be produced from the Efeh Well in Mishor Rotem, based on water fees tariff rates;

24.2.	An agreement signed between Dead Sea Bromine Company Ltd. and Bromine Compounds Ltd., regarding the purchase of elemental bromine;

24.3.	An agreement signed between Dead Sea Works Ltd. and Dead Sea Bromine Company Ltd., regarding the purchase of brine for the purpose of the operation of the Periclase plants in Mishor Rotem.

25.	List of Operational Agreements to be approved in the future, subject to the consent of the relevant third party:

25.1.	An agreement to be signed between the Dead Sea Companies and Israel Railways regarding the Zefa conveyor and transportation of products produced in the Dead Sea activity;

25.2.
Agreements to be signed between the Dead Sea Companies and a supplier regarding the construction of harvesters, the construction of a conveyor and any other agreement related to the establishment of the permanent solution of the harvesting project;

25.3.	An agreement to be signed between the Dead Sea Companies and Mifalei Tovala Ltd. regarding transportation of the products of the Concession activity.

26.	Additional Operational Agreements:

26.1.
The Dead Sea Companies may submit a request to the State to approve additional operational agreements to be assigned to a Future Concession Holder, provided that such agreements serve the purpose of maintaining or increasing the value of the Concession.

26.2.	The State’s approval of additional operational agreements shall be given prior to the singing of the operational agreement that is the subject of the request.

Appendix G – Report Format for Reporting Investments and Maintenance in Accordance with the
Provisions of the Investment Procedure

Legend:

1.	In this report, the breakdown of investments by plants, shall be in accordance with the manner they are recorded in the Company’s books.

2.	This report shall be accompanied by a certification of an external auditor.

Investments for XXXX:

Company	Plant	Total
Dead Sea Works	Hot Leach
Cold Leach
Granulation
Raw Materials
Chemical
Equipment & IT Systems
Tzefa
Production Services
Power Plant
Other
Total - Dead Sea Works
Dead Sea Bromine	Machinery and Facilities
Total – Bromine
Dead Sea Magnesium	Cell Renovation
Machinery and Facilities
Environmental
Total – Magnesium
Total Investments Performed by the Dead Sea Companies
Capitalized Amount Out of Total Investments

Maintenance expenses for the year XXXX:

Company	Section	Total
Dead Sea Works	Maintenance expenses
Dead Sea Bromine	Maintenance expenses
Dead Sea Magnesium	Maintenance expenses
Total Maintenance Performed by the Dead Sea Companies
Capitalized Amount Out of Total Maintenance

Summary of Investments and Maintenance Expenses for Year XXXX:

Company	Investments	Maintenance	Total
Dead Sea Works
Dead Sea Bromine
Dead Sea Magnesium
Total Performed by the Dead Sea Companies